Exhibit 21.01

EPC Corporation

Incorporated in Delaware on August 21, 1986

Buzzard Power Corporation

Incorporated in Delaware on December 12, 1990

Coal Dynamics Corporation

Incorporated in Pennsylvania on March 21, 1986

Kaiser Power of Sunnyside, Inc.

Incorporated in Delaware on March 26, 1986

Kaiser Systems, Inc.

Incorporated in Delaware on March 26, 1986

Microgy Cogeneration Systems, Inc.

Incorporated in Colorado on March 25, 1999

Microgy Financial Services, Inc.

Incorporated in Delaware on September 22, 2004

Milesburg Energy, Inc.

Incorporated in Pennsylvania on September 30, 1986

Sunnyside Power Corporation

Incorporated in Utah on September 21, 1987